                           POMEROY COMPUTER RESOURCES, INC.
                                 EMPLOYMENT AGREEMENT


    THIS AGREEMENT made as of this 26th day of February, 1996, effective September 18, 1995, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and JAMES ECK ("Employee").

                                 W I T N E S S E T H:

    WHEREAS, the parties desire to provide for Employee's employment by the Company and to provide him compensation incident thereto;

    NOW, THEREFORE, in consideration of the foregoing premise and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

    1.   EMPLOYMENT.    The Company agrees to employ the Employee, and the
Employee agrees to be employed by the Company, upon the following terms and conditions.

    2. TERM. The initial term of Employee's employment pursuant to this Agreement shall begin on the 18th day of September, 1995, and shall continue for a period of three (3) years, three (3) months, and eighteen (18) days (September 18, 1995 to January 5, 1999) unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 10(b), 10(c), if applicable, 11, if applicable, and 12, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

    3. Renewal TERM. The term of Employee's employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement thirty (30) days prior to the expiration of the then expiring term. Employee's base salary for each renewal term shall be determined by the Board of Directors of Company or by the Compensation Committee of the Board of Directors, if any, provided, however, Employee's annual base salary for any renewal term shall not be less than $150,000.00 per year.

    4.   DUTIES.   Employee shall serve as Vice President of Sales/Services of the Company upon execution hereof and appropriate action by the Board of Directors. Employee shall be responsible to and report directly to the President of the Company. Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

    5. COMPENSATION. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

         (a)  BASE SALARY:
              (i)  During the period September 18, 1995 through January 5,
1996, Employee shall be paid the sum of Twelve Thousand ($12,000.00) Dollars per month. Compensation due for a period of less than one (1) month shall be prorated for such short period on the basis of a thirty-day month.

              (ii) Employee shall be paid an annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00) during the first calendar year (January 6, 1996 through January 5, 1997) of this Agreement. Provided, however, in the event that Company's gross revenues in the fourth quarter of its 1995 fiscal year exceeds Seventy-Five Million Dollars ($75,000,000.00) or in the event that the Company would close an acquisition of a company that has achieved Thirty Million Dollars ($30,000,000.00) in sales for its previous twelve-month period, then Employee's base salary during the first calendar year of this Agreement shall be One Hundred Seventy-Five Thousand ($175,000.00) Dollars.

              (iii) Employee's base annual salary for the second and third calendar years of the initial term of this Agreement shall be determined by increasing the previous year's base annual salary from ten percent (10%) to fifteen percent (15%) based upon Company's meeting or exceeding the budgeted net profit before taxes criteria to be established for the calendar years 1996 and 1997. Within sixty (60) days after the conclusion of the 1995 and 1996 fiscal years, Company and Employee will establish net profit before taxes criteria upon which potential increases to Employee's base annual salary for the second and third calendar years of this Agreement will be predicated.

              (iv) For purposes of this Section, the term "gross revenues" shall mean the gross sales of equipment, software and services by Company on a consolidated basis during the applicable quarter set forth above. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course of business shall be excluded; all refunds, returns or rebates which are made during such quarter shall be subtracted along with all accounts receivable derived from such sales that are written off in such quarter in accordance with Company's accounting system. Company's quarterly gross revenue determination shall be based on Company's internally generated financial statements.

         (b) BONUS AND INCENTIVE DEFERRED COMPENSATION: The parties agree that in January of 1996, 1997 and 1998, they will negotiate in good faith the implementation of a bonus and incentive deferred compensation plan for Employee for each calendar year of this Agreement, which will be predicated upon the attainment of Company's goals, projections and budgets established at the outset of such calendar year.

              (i) Fifty percent (50%) of the amount that may be payable as a bonus hereunder will be payable to Employee annually during the term of this Agreement and the remaining fifty percent (50%) will constitute incentive deferred compensation which shall be payable to Employee according to the terms of an Incentive Deferred Compensation Agreement, which is attached hereto and incorporated herein as Exhibit A.

    6. Fringe BENEFITS. During the term of this Agreement, Employee shall be entitled to the following benefits:

         (a) Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

         (b) Vacation - Employee shall be entitled each year to a vacation of two (2) weeks during which time his compensation will be paid in full.
Provided, however, such weeks may not be taken consecutively without the written consent of Company.

         (c) Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided he is insurable at standard rates, a term life insurance policy in the amount of $300,000.00. Employee shall have the right to designate the beneficiary of such policy. Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessary incident to the procurement of key person insurance upon his life by Company. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $300,000.00 of coverage. In the event Employee is not insurable, then Company shall pay Employee an amount equal to the projected cost of the contemplated term insurance of $300,000.00 at standard rates.

         (d) Automobile Use - Company shall provide Employee with an automobile allowance of $700.00 per month during the term of this Agreement. Company shall also reimburse Employee for all standard car insurance premiums during said term.

Employee shall be responsible for all maintenance and repair to such vehicle and for any deductible under such insurance coverage.

         (e) Expenses - Company shall reimburse Employee for all reasonable gas expenses incurred by him incident to the business use and operation of his automobile. Employee shall provide Company, upon request, with any documentation substantiating such expenditures hereunder.

         (f) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the term of this Agreement.

         Employee shall be responsible for any and all taxes, owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

    7. EXPENSES. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all other reasonable and customary expenses incurred by Employee in fulfilling Employee's duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Company.

    8. Non-COMPETITION. In connection with the diligent, faithful and loyal discharge of the duties of Employee's employment under this Agreement, Employee agrees that so long as he is employed by the Company (whether or not pursuant to the provisions of this Agreement) he will not, directly or indirectly, be employed by, or otherwise give assistance to or be affiliated with (as an employee, consultant, independent contractor of any type, director or otherwise) any person, firm, corporation or entity which is directly or indirectly engaged in a competitive business with that carried on by the Company or any of its subsidiaries. Employee agrees that so long as he is employed by the Company, he will not own, engage in, conduct, manage, operate, participate in, be employed by or be connected in any manner whatsoever with any competitive business with that carried on by Company or any of its subsidiaries or become associated with, in any capacity, or solicit or sell to, customers of the Company or any its subsidiaries or employ or attempt to employ any current or future employee of the Company or any of its subsidiaries or induce any employee of the Company or of any of its subsidiaries to leave its employ.

         In addition, as an inducement for and as additional consideration for the Company entering into this Agreement (and by virtue of Employee's unique and sensitive position and special background, and in recognition that the employment of the Employee by a competitor of the Company represents a serious competitive danger to the Company, and the use of Employee's talent and knowledge and information about the Company's business, strategies and plans can and would constitute a valuable competitive advantage over the Company), Employee agrees that for a period of one (1) year commencing on the termination of employment, he will not with any other person, corporation or entity, directly or indirectly, by stock or other ownership, investment, employment, or otherwise, or in any relation whatsoever:
         (1) solicit, divert or take away or attempt to solicit, divert or take away any of the business, customers or patronage of the Company or of any of its subsidiaries;

         (2) attempt to seek or cause any customers of the Company or any of its subsidiaries thereof, to refrain from continuing their patronage;

         (3) engage in any competitive business with that carried on by the Company or any of its subsidiaries on the date of Employee's termination in any state in which Company or its subsidiaries do business;

         (4) knowingly employ or attempt to employ in any capacity any employee or agent of Company, or any of its subsidiaries.

         (5) perform services for, either as an employee or as a consultant, any of the companies listed on Exhibit B which is attached hereto and incorporated herein by reference within any of the states set forth in Section 8(3) above.

    For purposes of this Section 8, a competitive business shall mean any person, corporation, partnership or other legal entity engaged, directly or indirectly, through subsidiaries or affiliates, in any of the following business activities:

         (i) distributing of computer hardware, software, peripheral devices, and related products and services;

         (ii) sale or servicing, whether at the wholesale or retail level, or leasing or renting, of computer hardware, software, peripheral devices or related products;

         (iii) any other business activity which can reasonably be determined to be competitive with the principal business activity being engaged in by the Company or any of its subsidiaries; and

         (iv) any other business activity which Company or any of its subsidiaries subsequently become involved in after the date of this Agreement.

    This one-year non-competition provision commencing on the date of Employee's termination of employment shall not be applicable if the Employee is terminated by the Company without cause pursuant to Section 10(a)(v) or if Company does not renew this Agreement after the expiration of the initial term of this Agreement or any renewal term. Provided, however, such twelve-month non-competition provision shall be applicable in any of such instances in the event Company elects in writing to compensate Employee pursuant to Section 11 of this Agreement.

    Employee has carefully read and has given careful consideration to all the terms and conditions of this Agreement and agrees that they are necessary for the reasonable and proper protection of the Company's business. The Employee acknowledges that the Company has entered into this Agreement because of Employee's promise that he will abide by and be bound by each of the terms contained in Sections 8 and 9. The Employee agrees that Company shall be entitled to injunctive relief to enforce these terms in addition to all other legal remedies. Employee acknowledges that each and every one of the terms of this provision is reasonable in all respects including their subject matter, duration, scope and the geographical area embraced herein and waives any and all right to compensation and/or benefits herein mentioned or referred to if Employee violates the provisions of Sections 8 or 9.

    9. NON-DISCLOSURE AND ASSIGNMENT OF CONFIDENTIAL INFORMATION. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

         (a)  unpublished information concerning the Company's:

               (i)  research activities and plans,
              (ii)  marketing or sales plans,
             (iii)  pricing or pricing strategies,
              (iv)  operational techniques,
               (v)  customer and supplier lists, and
              (vi)  strategic plans;

         (b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

         (c)  internal confidential manuals; and

         (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the

Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

    10.  TERMINATION.
    (a) The Employee's employment with the Company may be terminated at any time as follows:

              (i) By the Employee at his discretion, upon sixty (60) days written notice to Company;

             (ii)  By Employee's death;

            (iii) By Employee's physical or mental disability which renders Employee unable to perform his duties hereunder.

             (iv) By the Company, for cause upon three (3) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Company, which demand specifically identifies the manner in which the Company believes that he has not substantially performed his duties; (ii) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (v) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution of the Board of Directors of the Company or any appropriately designated committee of the Board, finding that he has engaged in the conduct set forth above in this Section 10(a)(iv) and specifying the particulars thereof in detail, and Employee shall not have cured such conduct to the reasonable satisfaction of the Board within thirty (30) days of receipt of such resolution.

              (v)  By the Company at its discretion, without cause, upon thirty
(30) days written notice to Employee; provided that Company complies with the provisions of Section 10 (c).

         (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. In addition, Employee shall be entitled to receive any bonuses accrued to the date of his termination of employment as provided in Section 5(b), and any vested incentive compensation that may be due Employee pursuant to the provisions of Exhibit A, which shall be payable (if applicable) pursuant to the terms thereof.

         (c) In the event that Company would terminate Employee's employment hereunder without cause pursuant to Section 10 (a)(v), Company shall be obligated to pay Employee, as severance pay, Employee's annual base salary in effect prior to such termination for the remaining term of the Agreement (as originally set forth in Section 2), as due.

    11. PAYMENTS TO EXTEND COVENANT NOT TO COMPETE OF EMPLOYEE. In the event Company does not renew this Agreement upon the expiration of the initial term of this Agreement or any renewal term, Company shall have the option to pay Employee an amount equal to his base annual salary that was in effect prior to such non-renewal of his Employment Agreement in twelve (12) consecutive equal monthly installments commencing thirty (30) days after the date of termination of employment in consideration of Employee not competing with Company for a period of twelve (12) months from the date of the termination of his employment for any of the reasons set forth above, as applicable.

    12. DISABILITY. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

    For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by Employer.

    13. SEVERABILITY. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

    14. Governing LAW. This Agreement shall be governed and construed under the laws of the State of Ohio and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

    15. NOTICES. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

    If to Company, to:  Pomeroy Computer Resources, Inc.
                        1840 Airport Exchange Blvd, Suite 240
                        Erlanger, Kentucky  41018

    With a copy to:     James H. Smith III
                        Lindhorst & Dreidame Co., L.P.A.
                        312 Walnut Street, Suite 2300
                        Cincinnati, Ohio  45202

    If to Employee, to the Employee's residential address, as set forth in the Company's records.

    16. ENFORCEMENT OF RIGHTS. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

    17. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

    18.  PARTIES IN INTEREST.

         (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 18 shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of the Company.

         (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    19. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

    IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

WITNESSES:                             POMEROY COMPUTER RESOURCES, INC.


Rick Mills                             By:\s\ David B. Pomeroy II, Pres.
- ------------------------------            -----------------------------------
                                          David B. Pomeroy II, President

James H. Smith
- ------------------------------



Rick Mills                             \s\ James Eck
- ------------------------------         --------------------------------------
                                       JAMES ECK, Employee

James H. Smith
- ------------------------------

A.  (i)    MONTHLY COMMISSION.  Commencing January 6, 1996 and during each month thereafter during the first year of the initial term of this Agreement, Employee shall be entitled to a monthly commission in the event Employee satisfies the following economic criteria:

           GROSS SALES OF COMPANY FOR APPLICABLE MONTH

           >$24,000,000 but < or equal to $26,000,000 = $1,000.00
           >$26,000,000 but < or equal to $28,000,000 = $1,500.00
           >$28,000,000 = $2,400.00

    (ii) For purposes of this section, the term "gross sales" shall mean the gross sales of equipment, software and services by Company and its Subsidiaries on a consolidated basis during the applicable month set forth above. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course of business shall be excluded; all refunds, returns or rebates which are made during such month shall be subtracted along with all accounts receivable derived from such sales that are written off in such month in accordance with Company's accounting system. The Company's monthly gross sales determination shall be based on Company's internally generated financial statements. Any amount due hereunder shall be paid within thirty (30) days of the termination of such month.

B.  (i)    QUARTERLY BONUS.  Commencing January 6, 1996 and during each quarter thereafter during the first year of the initial term of this Agreement, Employee shall be entitled to a quarterly bonus in the event Employee satisfies the following economic criteria:

           QUARTERLY BONUS BASED ON GROSS PROFIT MARGINS AND SELLING EXPENSES MUST BE LESS THAN SIX AND THREE-TENTHS PERCENT

           >14.5%, but < or equal to 15% and selling expenses < 6.3% =
           $2,000.00
           >15%, but < or equal to 15.5% and selling expenses < 6.3% =
           $5,000.00
           >15.5% and selling expenses < 6.3% = $7,500.00

    (ii) For purposes of this section, the term "Gross Profit Margin" shall mean the gross sales of equipment, software and services of Company and its Subsidiaries on a consolidated basis during the applicable quarter divided by the cost of goods sold and the cost of the services rendered during such quarter. In making said Gross Profit Margin determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course of business shall be excluded; all refunds, returns or rebates which are made during such quarter shall be subtracted along with all accounts receivable derived from such sales that are written off in such quarter in accordance with Company's accounting system. The Company's quarterly Gross Profit Margin determination shall be based on Company's internally generated financial statements. Any amount due hereunder shall be paid within thirty
           (30) days of the termination of such quarter. The determination of whether Selling Expenses of the Company are less than six and three-tenths percent (6.3%) shall be based on Company's internally-generated financial statements.

    (iii) For purposes of this section, the term "Selling Expenses" shall be determined by reference to the line item containing such item in the Company's internally-generated financial statements.

C.  (i)    ANNUAL BONUS AND DEFERRED COMPENSATION.  Commencing January 6, 1996,
           for the first year of the initial term of this Agreement, Employee shall be entitled to a bonus and deferred compensation in the event Employee satisfies the economic criteria set forth as follows:

           GROSS SALES OF COMPANY IN EXCESS OF $280,000,000.00

           >$280,000,000.00 with a pre-tax margin > three percent (3%) but < or equal to three and one-quarter percent (3.25%) = $50,000.00

           >$280,000,000.00 with a pre-tax margin > three and one-quarter percent (3.25%) but < or equal to three and one-half percent (3.5%) = $75,000.00

           >$280,000,000.00 with a pre-tax margin > three and one-half percent (3.5%) = $100,000.00

    (ii) For purposes of this section, the term "gross sales of the Company" shall mean the gross sales of equipment and software and services by Company and its Subsidiaries on a consolidated basis during the applicable period. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course shall be excluded; all refunds, returns or rebates which are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off during such period in accordance with Company's accounting system. Such gross sales and net pre-tax profit margin of Company shall be determined by the independent accountant regularly retained by Company in accordance with generally accepted accounting principles and the determination by the accountant shall be final, binding and conclusive upon all parties hereto. Fifty percent (50%) of the amount determined under this section shall be payable to Employee within ninety (90) days of the close of the Company's fiscal year as a bonus and the remaining fifty percent (50%) will constitute incentive deferred compensation which shall be payable to Employee according to the terms of the Incentive Deferred Compensation Agreement attached hereto and incorporated herein as Exhibit A. Any incentive deferred compensation shall be fully vested over a three
           (3) year period (vesting thirty-three and one-third percent (33.33%) per year of employment from the effective date of this Agreement).

           GROSS SALES OF COMPANY IN EXCESS OF $280,000,000.00

D.  (i)    STOCK OPTIONS OF POMEROY COMPUTER RESOURCES, INC.  Commencing
           January 6, 1996 for the first year of the initial term of this Agreement, to the extent Employee satisfies the economic criteria set forth below, Employee shall be awarded options to acquire the common stock of Company as follows:

           >$280,000,000.00 with a pre-tax margin > three percent (3%) but < or equal to three and one-quarter percent (3.25%) = 5,000 shares

           >$280,000,000.00 with a pre-tax margin > three and one-quarter percent (3.25%) but < or equal to three and one-half percent (3.5%) = 7,500 shares

           >$280,000,000.00 with a pre-tax margin > three and one-half percent (3.5%) = 10,000 shares

    (ii) Any award of common stock of Company earned hereunder shall be at the fair market value of such common stock as of January 5, 1997, shall be subject to a three-year vesting period (thirty-three and one-third percent (33-1/3%) each year) and shall be subject to all conditions contained in the Company's Non-Qualified and Incentive Stock Option Plan.

                      INCENTIVE DEFERRED COMPENSATION AGREEMENT

This Incentive Deferred Compensation Agreement is made effective as of the 18th day of September, 1995, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation (the "Company") and JAMES ECK ("Eck").

                                     WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement, the Company and Eck have entered into an Employment Agreement for the employment of Eck by the Company;

WHEREAS, pursuant to Section 5(b) of said Employment Agreement, Eck may be entitled to incentive deferred compensation in the event certain economic criteria are satisfied;

WHEREAS, the parties wish to define the terms governing the incentive deferred compensation in the event the economic criteria and the terms and conditions of the Employment Agreement are satisfied.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1. In the event Eck satisfies the economic criteria set forth in the Employment Agreement for such year and is entitled to incentive deferred compensation, the incentive deferred compensation shall be governed by the terms of this Agreement.

2. In the event Eck should die or become disabled during the term of the Employment Agreement or any renewal thereof, or if the Employment Agreement is not renewed at the expiration of the initial term or any renewal term, or in the event Company would terminate the Employment Agreement without cause pursuant to Section 10(a)(v), all incentive deferred compensation shall be vested in full and shall be payable to Eck and/or his designated beneficiary at that time.

3. In the event Eck discontinues employment with the Company at the expiration of the initial term, or any renewal thereof, or if Eck discontinues employment with the Company during the term of the Employment Agreement, the vested portion of his deferred compensation account will be paid to him at said time and all non-vested amounts will be forfeited. The incentive deferred compensation shall vest according to the following schedule:

           YEARS OF SERVICE WITH COMPANY OR ITS       PERCENTAGE OF VESTED
           SUBSIDIARIES FROM THE EFFECTIVE DATE            INTEREST
                   OF THIS AGREEMENT

                   Less than 1 year                         0%
                   One year                                33.33%
                   Two years                               66.66%
                   Three years                            100%

This vesting schedule shall apply separately to each year that incentive deferred compensation is earned by Eck upon the satisfaction of the economic criteria set forth in the Employment Agreement.

By way of illustration, if Eck satisfied the economic criteria for years 1 and 2 of the Agreement, at the end of year 2, Eck would be 66.66% vested as to the incentive deferred compensation credited in year 1 and 33.33% vested as to the incentive deferred compensation credited in year 2.

4. Notwithstanding anything contained herein to the contrary, Company may, if its stock is publicly traded at the time of payment, deliver, in lieu of a portion of the cash to be paid to Eck hereunder, common stock of Company having a fair market value equal to fifty percent (50%) of the amount due Eck hereunder. For purposes of this Section, the fair market value of the stock shall be deemed to be the average of its bid and asked price on the date of distribution. Any remaining amount not paid in stock shall be paid in cash.

    If Company's stock is not publicly traded at the time of such payment, such payment shall be in cash.

5. No deferred compensation shall be paid under the terms of this Agreement in the event Eck is discharged from the service of the Company for cause. For purposes of this Paragraph, the term "cause" shall have the meaning set forth in Section 10(a)(iv) of said Employment Agreement.

6. Eck shall not have the right to commute, sell, transfer assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Company shall have no further liability hereunder.

7. It is the intention of the parties that the incentive deferred compensation to be payable to Eck hereunder (if applicable) shall be includable for Federal Income Tax purposes in his, or such beneficiary's gross income only in the taxable year in which he or the beneficiary actually receives that payment and Company shall be entitled to deduct such incentive deferred compensation as a business expense in its Federal Income Tax return in the taxable year in which such payment is made to Eck or his beneficiary.

8. Nothing contained in this Agreement shall in any way affect or interfere with the right of Eck to share or participate in a retirement plan of the Company or any profit sharing, bonus or similar plan in which he may be entitled to share or participate as an employee of the Company.

9. This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of Eck. This Agreement shall not be modified or amended except in writing signed by both parties.

10. This Agreement shall be subject to and construed under the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                       POMEROY COMPUTER RESOURCES, INC.


                                       By: \s\ David B. Pomeroy II Pres.
                                           ----------------------------------
                                            David B. Pomeroy II, President


                                       \s\ James Eck
                                       --------------------------------------
                                       JAMES ECK